Cipherloc Appoints Young, Chasteen as Independent Directors

SCOTTSDALE, AZ – August 22, 2019 – Cipherloc Corporation (OTCQB:CLOK), a provider of highly secure, quantum-safe data protection technology, today announced the appointment of Zeynep Young and David Chasteen as independent directors, effective immediately.

Zeynep Young has 20 years of entrepreneurship and consulting experience in the technology sector. She currently serves as a Venture Partner at Next Coast Ventures. Previously, Ms. Young was the founder and CEO of Double Line Partners (DLP), an ed-tech data company she bootstrapped and grew to $18M in revenues prior to a successful exit to private equity. She was a portfolio manager with the Michael & Susan Dell Foundation, where she managed a $150 million portfolio investing in disruptive technologies to improve public education and health outcomes, and an Associate Principal at McKinsey & Company in the worldwide high-tech practice. Ms. Young was named an Ernst & Young Entrepreneur of the Year Award Finalist in Central Texas in 2013 and was on the Forbes list of Women Who Built Outstanding Companies. She has an MBA from the Kellogg Graduate School of Management at Northwestern University and a BA from Rice University.

David Chasteen brings direct leadership experience in the information security, military and intelligence communities. He is currently the Chief Information Security Officer (CISO) for the San Francisco Police Department and the President of the San Francisco Veterans Affairs Commission. His background includes serving as a Captain with the Third Infantry Division of the United States Army, working as a Financial Advisor at Merrill Lynch and UBS, and as a Chief Technology Officer at L-3 MPRI. Additionally, he served on the Iraq and Afghanistan Veterans of America (IAVA) board of advisors before joining the National Clandestine Service and serving as the Executive Officer of the CIA’s Covert Action Staff. He has also worked as the Threat Intelligence Officer for the City and County of San Francisco. David earned a BS in Political Science at Ball State University’s Honors College.

“We are excited to welcome Zeynep and David as Independent Directors as we expand our board with outstanding domain expertise and in keeping with best practices for corporate governance,” said Anthony Ambrose, Lead Independent Director. “David brings deep technology security experience honed by senior leadership roles in the field for both commercial and government organizations, as well as military and intelligence service experience relevant to our continuing work with government agencies. Zeynep offers a unique background in strategic direction, disruptive software technologies, entrepreneurship and commercializing early stage companies into mature, revenue generating enterprises. We believe these skill sets are well aligned to advance Cipherloc’s highly disruptive quantum secure polymorphic encryption platform for the protection of the most sensitive and mission critical government and enterprise data.”

About Cipherloc Corporation (OTCQB: CLOK)

Cipherloc Corporation is a data security solutions company whose vision is simple – Protect the World’s Data. Our highly innovative solutions are based on our patented Polymorphic Cipher Engine, which is designed to enable an ironclad layer of protection to be added to existing products, services, or applications. We deliver solutions that are highly secure, synergistic, and scalable. In short, we keep information safe in today’s highly dangerous world. For further information, please go to www.Cipherloc.net.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All forward-looking statements are inherently uncertain as they are based on current expectations and assumptions concerning future events or future performance of the Company. Readers are cautioned not to place undue reliance on these forward-looking statements, which are only predictions and speak only as of the date hereof. In evaluating such statements, prospective investors should review carefully various risks and uncertainties identified in this release and matters set in the Company’s SEC filings. These risks and uncertainties could cause the Company’s actual results to differ materially from those indicated in the forward-looking statements.

The information found in this Press Release does not and shall not constitute an offer to sell or the solicitation of an offer to buy securities, nor shall there be any sale of these securities in any state or jurisdiction based upon the information found in this Press Release.

Investor Contact:
Matt Kreps
Darrow Associates Investor Relations
214-597-8200
mkreps@darrowir.com